                                                                     Exhibit 5.1


                           [Cooley Godward Letterhead]



December 27, 2001


inSilicon Corporation
411 East Plumeria Drive
San Jose, California 95134

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by inSilicon Corporation (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 720,177 shares of the Company's Common Stock, $.001 par value, (the "Shares") pursuant to its 2000 Stock Plan (the "Stock Plan") and the offering of up to 45,011 Shares pursuant to its 2000 Employee Stock Purchase Plan (the "ESPP").

In connection with this opinion, we have examined the Registration Statement and related Prospectuses, your Certificate of Incorporation and By-laws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Stock Plan and ESPP, the Registration Statement and related Prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP


By:      /s/ Mark P. Tanoury
   ---------------------------------------------
             Mark P. Tanoury